EXHIBIT 99.1
NEWS

Contact:

John P. Howlett
Vice Chairman – Corporate Development
Emtec, Inc.
Telephone 973-376-4242
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

Emtec, Inc. Announces 1st Quarter 2008 Results
1st Quarter 2008 Operating Income Up 807% From 1st Quarter 2007

Marlton, NJ, January 14, 2008 – Emtec, Inc. (OCTCBB: ETEC) announced today that for the quarter ended November 30, 2007 revenue was $74.6 million, a 15% increase from $64.9 million for the quarter ended November 30, 2006. Operating income was up 807% at $2.50 million, with net income of $1.2 million, or $0.09 per share, compared to operating income of $276 thousand and net income of $33 thousand for the quarter ended November 30, 2006.

Management attributes the strong first quarter results to strong sales, particularly to its commercial, education and federal government clients.

“We are pleased to have built on our 4th quarter 2007 results with another quarter of substantial growth. In particular, we are pleased with the revenue growth generated by our commercial customers which, when added to our success in the education and U.S. Government business, has allowed the Company to deliver an increase in bottom line performance” said Dinesh Desai, Emtec’s Chairman and CEO.

About Emtec:

Emtec, Inc. established in 1964, is an information technology company, providing services and products to the federal, state, local, education and commercial markets. Areas of specific practices include enterprise architecture, data management, data center infrastructure and consulting and integration services.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Emtec, Inc. (“the Company”), or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to the Company’s ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

EMTEC, INC.

SUMMARY FINANCIAL INFORMATION

	Quarter Ended November 30,
	2007	2006	Change	%
Revenues	$74,640,186	$64,939,143	$9,701,043	14.9%

Gross profit	8,644,977	6,058,647	2,586,330	42.7%
Percent of revenues	11.6%	9.3%

Operating income	2,499,706	275,615	2,224,091	807.0%
Percent of revenues	3.3%	0.4%

Net income	$1,246,202	$33,051	$1,213,151	3670.5%
Percent of revenues	1.7%	0.1%